Exhibit 99.1

Contact:

Keith R. Marchiando

Chief Financial Officer

investors@perceptron.com

PERCEPTRON ANNOUNCES FIRST-QUARTER FISCAL 2015 FINANCIAL RESULTS

Results In Line with Preliminary Announcement;
Comments on Business Strategy and Full-Year Outlook

Plymouth, Michigan, November 5, 2014 – Perceptron, Inc. (NASDAQ: PRCP) today announced results for the first quarter of its 2015 fiscal year (quarterly period ended September 30, 2014).

FINANCIAL HIGHLIGHTS (in millions, except per share data)
	First Quarter Ended September 30
	Fiscal 2015	Fiscal 2014	Change
Revenue	$11.2	$12.4	$(1.2)
Net Loss	(2.0)	(0.6)	(1.4)

Diluted Loss per Share	$(0.22)	$(0.07)	$(0.15)

Jeff Armstrong, President and CEO, observed, “As previously announced, first quarter sales came in below the year-ago level primarily driven by customer project delays pushing revenue into the second quarter. We are confident that our second quarter will be very strong and by mid-year our revenue and operating income are anticipated to be tracking toward our full-year forecast of strong growth.”

“Our confidence is bolstered by continued strong demand for our products, evidenced by new and existing customers rewarding us with substantial amounts of new business in the quarter. Record bookings in the first quarter resulted in our backlog achieving a new record level of $49.8 million at the end of the quarter. We have seen growth in orders for our turn-key systems, and the major North American customer that we recaptured in fiscal 2014 has placed additional orders during the first quarter.”

Armstrong continued, “Further, we are only starting to see the benefits of the strategic plan we laid out in recent months. For example, we introduced our Helix® Advantage Solutions product line in September. Advantage Solutions operate on a streamlined version of our Vector software platform and leverage the technological breakthroughs provided by our best in industry, 3D Helix sensors. These solutions are part of our plan to offer a powerful, yet economical, option for industrial manufacturers that are in the early stages of adopting an automated dimensional gauging and/or assembly strategy. In addition, in the coming months we will launch several new 3D Scanning Solutions products that will offer the best combination of value and technical capability in the reverse engineering and rapid prototype scanner market."

Armstrong concluded, “Perceptron is a strong global company with great technology, competitive advantages, world class customers and a talented, committed workforce. The transformation under our new strategic plan, a plan designed to expand revenues and increase shareholder value over the longer term, has begun, and will continue to play out as we progress through fiscal 2015.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

November 5, 2014

Highlights of Operations

BOOKINGS (in millions)
	First Quarter Ended September 30
Geographic Region	Fiscal 2015	Fiscal 2014	Change
Americas	$9.9	$3.6	$6.3
Europe	7.0	9.8	(2.8)
Asia	4.8	4.4	0.4
Total Bookings	$21.7	$17.8	$3.9

First quarter 2015 bookings were the highest quarterly bookings in the Company’s history. This record level was mostly driven by an exceptional amount of business booked in the Americas. Americas’ bookings were led by several large orders for in-process turn-key gap and flush measurement systems. Additional orders from our automotive supply base customers were accompanied by some accelerated decisions from our OEM customers. The level of bookings fluctuates from quarter-to-quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)
	As of
Geographic Region	9/30/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Americas	$14.8	$10.3	$10.8	$9.1	$7.0
Europe	21.2	17.3	13.9	17.9	18.2
Asia	13.8	11.7	11.6	13.4	10.7
Total Backlog	$49.8	$39.3	$36.3	$40.4	$35.9

Backlog at the end of the quarter was a new record high; rising $10.5 million from year-end fiscal 2014 and $13.9 million from a year earlier. Although some of the increase in backlog was attributable to the project delays noted above, the majority of the growth was due to the strong booking performance in the quarter. The level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

SALES (in millions)
	First Quarter Ended September 30
Geographic Region	Fiscal 2015	Fiscal 2014	Change
Americas	$5.3	$4.8	$0.5
Europe	3.1	4.7	(1.6)
Asia	2.8	2.9	(0.1)
Total Sales	$11.2	$12.4	$(1.2)

Sales in the first quarter were $11.2 million, or $1.2 million below the year-ago quarter with the increase in sales in the Americas unable to offset declines in other geographic regions. The predominant reason for the softening of sales in the first quarter was the effect of changes in timing driven by our customers’ project requirements. The net reduction in sales in the quarter included approximately $52,000 from relative currency movements in foreign markets, which were the source of 55 percent of our total revenue for the quarter. The Company’s sales levels fluctuate from quarter-to-quarter due to requested delivery schedules from our customer.

November 5, 2014

INCOME STATEMENT KEY METRICS (in millions)
	First Quarter Ended September 30
	Fiscal 2015	Fiscal 2014	Change
Gross Profit	$3.1	$4.3	$(1.2)
As a percent of sales	27.7%	34.7%	(7.0) pct. pts.
Operating Income (Loss)	$(2.7)	$(0.8)	$(1.9)

Net Income (Loss)	$(2.0)	$(0.6)	$(1.4)

The lower level of revenues as well as higher material costs associated with the mix of products sold reduced gross margins in the first quarter of 2015 by $1.2 million versus the first quarter of fiscal 2014. In addition to the revenue and product mix effects on gross margin, the Company’s operating loss also rose on a $700,000 increase in operating expenses compared with the first quarter of fiscal 2014. Roughly $400,000 of the increase in operating expenses was due to year-over-year economic increases for salary costs. As a result, the Company recorded an operating loss in the first quarter of 2015 of $2.7 million. The net loss was $2.0 million, or a loss of 22 cents per diluted share.

FINANCIAL POSITION

The Company continues to maintain a strong and flexible financial position. We have no debt and total liquidity remained strong at September 30, 2014, with cash and short-term investments of $34.4 million.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its first-quarter investor conference call/webcast, chaired by Jeff Armstrong, president and CEO, on Thursday, November 6, 2014, at 10:00 AM (EDT). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=100723
Conference Call	888 505-4369 (domestic callers) or
719 325-2323 (international callers)
Conference ID	5057897

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 250 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, and India. For more information, please visit www.perceptron.com.

November 5, 2014

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its second quarter and full fiscal year 2015, and future new-order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects”, “outlook” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2014. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar, Euro, Brazilian Real, Chinese Yuan and Japanese Yen. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

Financial Statements Follow

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2014	2013
Net Sales	$11,217	$12,372
Cost of Sales	8,110	8,085
Gross Profit	3,107	4,287
Operating Expenses
Selling, General and Administrative Expense	4,114	3,476
Engineering, Research and Development Expense	1,701	1,654
Operating Loss	(2,708)	(843)

Other Income and Expense
Interest Income, net	78	12
Foreign Currency and Other Expense	(489)	(4)
Loss Before Income Taxes	(3,119)	(835)
Income Tax Benefit	1,079	247

Net Loss	$(2,040)	$(588)

Loss Per Common Share
Basic	$(0.22)	$(0.07)
Diluted	$(0.22)	$(0.07)

Weighted Average Common Shares Outstanding
Basic	9,152	8,682
Diluted	9,152	8,682

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	September 30,	June 30,
	2014	2014
Cash and Cash Equivalents	$24,884	$23,070
Short-term Investments	9,508	10,822
Receivables, net	11,555	19,461
Inventories, net	8,279	7,049
Other Current Assets	3,367	3,338
Total Current Assets	57,593	63,740

Property and Equipment, net	5,571	5,540
Long-term Investments	777	725
Other Long-Term Assets	510	-
Deferred Tax Asset	10,796	10,061
Total Non-Current Assets	17,654	16,326

Total Assets	$75,247	$80,066

Accounts Payable	$2,539	$2,081
Deferred Revenue	6,763	7,571
Other Current Liabilities	5,914	7,634

Total Current Liabilities	15,216	17,286
Shareholders' Equity	60,031	62,780
Total Liabilities and Shareholders' Equity	$75,247	$80,066